                                                                               EXHIBIT 11

                      Electronic Retailing Systems International, Inc.
                          Computation of Net Loss Per Common Share

                                           Three Months            Nine Months
                                              Ended                    Ended
                                         September 30, 1998   September 30, 1998
                                         ------------------   ------------------

Net loss                                    $7,370,000              $22,341,000
                                           ============            =============

Weighted average common shares
 outstanding                                21,243,702               21,227,303
                                           ============            =============

Basic loss per common share                     $(0.35)                  $(1.05)
                                           ============            =============

Calculation of weighted average
 shares outstanding

Shares issued and outstanding
 at December 31, 1997                      21,187,035                21,187,035

Issuance of shares pursuant to
 stock option plan                             56,667                    40,268
                                          --------------            -------------

Weighted average common shares
 outstanding                                21,243,702               21,227,303
                                          ==============     ==============
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